Exhibit 11.1

                Motorola, Inc. and Consolidated Subsidiaries
                Primary and Fully Diluted Earnings Per Common
                        and Common Equivalent Share
         Nine Months Ended September 27, 1997 and September 28, 1996
                   (In millions, except per share amounts)

                                                Nine Months Ended
                                               Sept. 27,  Sept. 28,
                                                1997        1996
Net Income                                      $ 859      $   916
Add:
Interest on Zero coupon notes due 2009
    and 2013, net of tax and effect of
    executive incentive and employee
    profit sharing plans                            4            3
Adjusted net income                            $  863      $   919

Earnings per common and common equivalent share - Primary:

Weighted average common shares outstanding      595.0        592.2
Common equivalent shares:
    Stock options                                12.0         10.2
    Zero coupon notes due 2009 and 2013           6.3          6.6
Common and common equivalent
    shares - primary (in millions)              613.3        609.0

Net earnings per share - primary               $ 1.41      $  1.51

Earnings per common and common equivalent share - Fully Diluted:

Weighted average common shares outstanding      595.0        592.2
Common equivalent shares:
    Stock options                                12.3         10.3
    Zero coupon notes due 2009 and 2013           6.3          6.6
Common and common equivalent
    shares - fully diluted (in millions)        613.6        609.1

Net earnings per share - fully diluted         $ 1.41      $  1.51